                                             -----------------------------------
                                                         OMB APPROVAL
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                                             OMB Number         3235-0287
                                             Expires:       December 31, 2001
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                                             hours per response............. 0.5
                                             -----------------------------------
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        FORM 5

------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


[ ]    Check this box if
       no longer subject to
       Section 16.  Form 4       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
       or Form 5 obligations          Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
       may continue.
       See Instruction (b).
[ ]    Form 3 Holdings
       Reported
[X]    Form 4 Holdings
       Reported

      ---------------------------------- -------------------------------------------------------------------
      1. Name and Address of Reporting   2. Issuer Name and Ticker or Trading Symbol
         Person*

      Kanders      Warren        B.      Langer, Inc. (GAIT)
      ---------------------------------- --------------------------------- ---------------------------------
      (Last)         (First)    (Middle) 3. IRS or Social Security Number  4. Statement for Month/Year
                                            of Reporting Person (Voluntary)
      c/o Kanders & Company, Inc.
      Two Soundview Drive                                                     December 31, 2001
      ---------------------------------- --------------------------------- ---------------------------------
                    (Street)                                               5. If Amendment, Date of Original
                                                                              (Month/Year)

      Greenwich        CT       06830
      ---------------------------------- -------------------------------------------------------------------------------------------
      (City)         (State)    (Zip)
      ---------------------------------- -------------------------------------------------------------------------------------------



      --------------------------------------------------------------------------
      6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

              Director                       x   10% Owner
      --------                             ------

              Officer (give                      Other
      --------                             ------
              title below)                       (specify below)


      --------------------------------------------------------------------------
      7.    Individual or Joint/Group Filing (Check Applicable Law)
         x   Form filed by One Reporting Person
      --------
              Form filed by More than One Reporting Person
      --------

      -------------------------------------------------------------------------------------------
      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
      -------------------------------------------------------------------------------------------

      ---------------------------------- ---------- ---------- ---------------------------- ------------------- ----------------
      1. Title of Security   (Instr. 3)  2. Trans-  3. Trans-   4. Securities Acquired (A)   5. Amount of       6. Owner-
                                            action     action      or Disposed of (D)           Securities         ship
                                            Date       Code                                     Beneficially       Form:
                                                       (Instr.                                  Owned at End of    (D) Dir
                                                        8)                                      Issuer's Fiscal    ect or (I)
                                                                                                Year (Instr. 3     Indirect
                                                                                                and 4)             (Instr. 4)
      ---------------------------------- ---------- ---------- ------- ---------- --------- ------------------- ----------------
                                        (Month/Day     Code    Amount  (A) or (D)   Price
                                          /Year)
      ---------------------------------- ---------- ---------- ------- ---------- --------- ------------------- ----------------
      Common Stock, par value $0.02 per                                                          1,491,856              I
      share
      ---------------------------------- ---------- ---------- ------- ---------- --------- ------------------- ----------------

      ---------------------------------- ---------- ---------- ------- ---------- --------- ------------------- ----------------

      ---------------------------------- ---------- ---------- ------- ---------- --------- ------------------- ----------------

      ---------------------------------- ---------- ---------- ------- ---------- --------- ------------------- ----------------

      ---------------------------------- ---------- ---------- ------- ---------- --------- ------------------- ----------------


------------------------------------------------------------
 7. Nature Indirect Beneficial
 Ownership
 (Instr. 4)
------------------------------------------------------------


------------------------------------------------------------
              By Langer Partners, LLC (1)

------------------------------------------------------------

------------------------------------------------------------

------------------------------------------------------------

------------------------------------------------------------

------------------------------------------------------------


 FORM 5 (continued)      Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                 (e.g., puts, calls, warrants, options, convertible securities)

      -------------- ----------- ---------- ---------- ----------------------- ------------------------- ---------------------------
      1. Title of    2. Conver-  3. Trans-  4.  Trans-  5. Number of            6. Date Exercisable        7. Title and Amount of
         Derivative     sion or     action      action     Derivative              and Expiration             Underlying
         Security       Exercise    Date        Code       Securities              Date (Month/Day/Year)      Securities
        (Instr. 3)      Price of   (Month/     (Instr.     Acquired (A)                                       (Instr. 3 and 4)
                        Derivative  Date/       8)         or Disposed of (D)
                        Security    Year)                 (Instr. 3, 4, and 5)
                                                       ----------- ----------- ------------ ------------ ------------- -------------
                                                                                                                           Amount or
                                                                                Date         Expiration                    Number of
                                                          (A)          (D)      Exercisable  Date           Title          Shares
      -------------- ----------- ---------- ---------- ----------- ----------- ------------ ------------ ------------- -------------
      Stock Options    $1.525                                                      (2)        2/3/11        Common         100,000
      (Right to Buy)                                                                                        Stock
      -------------- ----------- ---------- ---------- ----------- ----------- ------------ ------------ ------------- -------------
      4% Convertible   $6.00      10/31/01      P4     $2,000,000                  (2)       8/31/06        Common         333,333
      Subordinated                                                                                          Stock
      Notes
      -------------- ----------- ---------- ---------- ----------- ----------- ------------ ------------ ------------- -------------

      -------------- ----------- ---------- ---------- ----------- ----------- ------------ ------------ ------------- -------------

      -------------- ----------- ---------- ---------- ----------- ----------- ------------ ------------ ------------- -------------

      -------------- ----------- ---------- ---------- ----------- ----------- ------------ ------------ ------------- -------------


     -------------- -------------    ------------ ----------------
     8. Price of    9. Number        10 Owner-    11. Nature
        Deriv          of deriv-        ship          of Indirect
        ative          ative            Form of       Beneficial
        Sec-           Secur-           Deriv-        Ownership
        urity          ities            ative         (Instr. 4)
        (Inst.         Beneficially     Security:
         5)            Owned at         Direct
                       End of           (D) or
                       Year             Indirect
                       (Instr. 4)       (I)
                                        (Instr. 4)
     -------------- -------------    ------------ ----------------
                     100,000              I         By Kanders &
                                                    Company, Inc.
                                                    (1)
    -------------- -------------     ----------- ----------------
                    $2,000,000            I        By Langer
                                                   Partners, LLC
                                                   (1)(3)
    -------------- -------------     ----------- ----------------

    -------------- -------------     ----------- ----------------

    -------------- -------------     ----------- ----------------

    -------------- -------------     ----------- ----------------

(1)   The reporting person is the sole shareholder of Kanders & Company, Inc.
      and the sole voting member and sole manager of Langer Partners, LLC.
      This filing shall not be deemed an admission that the reporting person is, for the purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, beneficial owner of any securities covered by this statement.
(2)   Presently exercisable.
(3)   The convertible note to which this report relates is held by Langer
      Partners, LLC and is $2,000,000 in principal amount and convertible into 333,333 shares of the issuer's common stock. This filing shall not be deemed an admission that the reporting person is, for the purposes of
      Section 16 of the Securities Exchange Act of 1934 or otherwise, beneficial owner of any securities covered by this statement.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one reporting person, See Instruction 5(b)(v).


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Warren B. Kanders   February 13, 2002
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                ---------------------   -----------------
                                                                                           **Signature of the            Date
                                                                                             Reporting Person

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                                                                 SEC 1474 (7/96)